UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment Number 1 to Current Report Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2005

LARGO VISTA GROUP, LTD.

(Exact name of registrant as specified in its charter)

Nevada	000-30426	76-0434-540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4570 Campus Drive, Newport Beach, CA	92660
(Address of Principal Executive Officers)	(Zip Code)

Registrant's telephone number, including area code: 949-252-2180

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends our previously filed Current Report on Form 8-K to clarify disclosures relating to the Company’s contract with Shanghai Offshore Oil Group (HK) Co., Ltd.

Item 1.01 Entry Into a Material Definitive Agreement

Agreement To Sell Stock To Shanghai Offshore Oil Group

On March 18, 2005, Largo Vista signed an Agreement and Assignment of Certain Contractual Rights and Benefits (the “Agreement”), with Shanghai Offshore Oil Group (HK) Co., Ltd. (“Shanghai Oil”).  Under the Agreement, Shanghai Oil assigned to Largo Vista all of its rights to receive payments under a prior contract with Asiacorp Investment Holding Ltd. (“Asiacorp”), under which Shanghai Oil would purchase from Asiacorp fuel oil produced in Russia and deliver it to entities in The People’s Republic of China at a rate of thirty thousand (30,000) metric tons per month for three (3) months and continue for the following thirty-three (33) months at a rate of two hundred thousand (200,000) metric tons per month, for a total of six million, six hundred ninety thousand (6,690,000) metric tons (the “Asiacorp Contract”).  The Agreement states that deliveries under the Asiacorp Contract were to begin no later than May 18, 2005.

The Agreement provides that Largo Vista will receive all of the profit realized by Shanghai Oil from the sale of fuel oil it acquires under the Asiacorp Contract, after the deduction of costs associated with the purchase, transportation and sale of the fuel oil, with a minimum payment of two dollars ($2.00) per metric ton. In exchange for the assignment of the Asiacorp contract and subject to the receipt of payment(s) from Shanghai Oil, Largo Vista agreed to issue to Shanghai Oil one hundred million (100,000,000) shares of Largo Vista’s common stock, deliverable in three equal increments over the term of the Agreement, which amounts may be reduced based upon the amount, if any, of Shanghai Oil’s actual payments from its sale of the fuel oil. However, Largo Vista has not received any payments from Shanghai Oil under the Agreement, and cannot give absolute assurances that any fuel oil will be delivered under the Asiacorp Contract.

Payments received by Largo Vista based upon Shanghai Oil’s sale of the fuel oil, if any, will be accounted for as a capital transaction as Largo Vista’s transaction with Shanghai Oil represents, in substance, a stock subscription under which Largo Vista would receive approximately $0.13 per share if the total projected amount of fuel oil is sold and the minimum guaranteed profit margin is paid to Largo Vista.

During June of 2005, Shanghai Oil notified Largo Vista that it had not received any fuel oil under the Asiacorp Contract.  As Largo Vista had not received any payments from Shanghai Oil, it did not release any of its shares of common stock to Shanghai Oil.  On approximately July 1, 2005, Largo Vista sent Shanghai Oil a written “Demand to Cure Delayed-Performance” giving Shanghai Oil until July 18, 2005, later extended to August 31, 2005, to make its first payment to Largo Vista under the Agreement.  Although Shanghai Oil has indicated to Largo Vista that it intends to deliver payment pursuant to the Agreement, either through performance under the Asiacorp Contract or through another contract in its place, investors should understand that delivery is far from certain. As of the date of filing of this Amendment, Largo Vista has not received any payments from Shanghai Oil nor has it released any of the shares deliverable to Shanghai Oil.

Largo Vista will continue to pursue amicable remedies with Shanghai Oil. Although any resolution with Shanghai Oil is highly uncertain, Largo Vista believes that continuing to pursue a business relationship with Shanghai Oil is in the best interest of the Largo Vista. Should Shanghai Oil deliver any payments to Largo Vista, pursuant to the terms of the Agreement, the management of Largo Vista will determine the number of shares of Largo Vista common stock, if any, to deliver to Shanghai Oil.

A copy of the Agreement, which includes as an exhibit the Asiacorp Contract, is attached as Exhibit 10(ad).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2005

Largo Vista Group, Ltd.

By: /s/Deng Shan
Deng Shan, CEO

EXHIBIT INDEX

Exhibit	Description
1.01	Agreement and Assignment of Certain Contractual Rights and Benefits

2